Exhibit 10.84

STOCK ACQUISITION AGREEMENT

This agreement is made and entered into by and between NewCorp Resources Electric Cooperative, Inc., (formerly New West Resources, Inc.) sometimes hereinafter referred to as “Shareholder”, United Fuel and Energy Corporation, hereinafter sometimes referred to as “United”, and joined by its subsidiaries Eddins-Walcher Company, hereinafter sometimes referred to as “EWC” and Three D Oil Co. of Kilgore, Inc., hereinafter sometimes referred to as “Three D” and Thomas E. Kelly, hereinafter sometimes referred to as “Kelly”.

RECITALS:

WHEREAS, Shareholder presently owns sixteen percent, being one hundred sixty (160) shares of common stock, of the outstanding shares of common stock of United Fuel & Energy Corporation, a Texas corporation; and

WHEREAS, Shareholder has acquired rights pursuant to a Warrant Agreement between Shareholder, Kelly, Richard C. Skillern, and United, whereby Shareholder is entitled to acquire an additional four percent (4%) of the outstanding shares of Common Stock of United and Kelly, Richard C. Skillern, and United are obligated to transfer said shares to Shareholder if Shareholder should exercise its option granted to it under the Warrant Agreement; and

WHEREAS, United and its subsidiaries, EWC and Three D have completed a refinancing of their existing debt structure with CIT Business/Group Credit, Inc., Washington Mutual Bank, FA, and First American Bank, SSB; and

WHEREAS, Kelly desires to acquire all of the shares of the common stock of the Shareholder in United pursuant to the terms and conditions herein; and

WHEREAS, the Shareholder desires to sell all of its shares of common stock in United to Kelly pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

Stock Acquisition Agreement by and between NewCorp Resources Electric Cooperative, Inc., Thomas E. Kelly, United Fuel & Energy Corporation, Eddins-Walcher Company and Three D Oil Co. of Kilgore, Inc

I.

Shareholder hereby agrees to sell all of its shares of common stock in United, being one hundred sixty (160) shares of common stock, to Kelly for and in consideration of one million three hundred thousand dollars ($1,300,000.00).  Said $1,300,000.00 shall be paid in the following manner:

On Closing Date (as specified herein), Kelly will deliver to Shareholder a promissory note in the amount of one million three hundred thousand dollars ($1,300,000.00) which will bear interest at a rate of six percent (6%) per annum and will be payable in the following manner: from Closing Date, interest will be payable quarterly  until Payment Date (as defined below) and on the Payment Date  Kelly will pay to Shareholder the sum of five hundred thousand ($500,000.00) plus any accrued unpaid interest and the remaining principal balance of the promissory note (being eight hundred thousand dollars ($800,000.00)) will be paid by Kelly to Shareholder in three annual installments of two hundred sixty-six thousand six hundred sixty-six dollars and sixty-six cents ($266,666.66) each plus accrued interest with the first installment being due and payable one (1) year  from the Payment Date; Payment Date is defined as the first to occur of (i) sixty (60) days after the completion of a reverse merger of United and its subsidiaries into a publicly held corporation or (ii) twenty-four (24) months from Closing Date.  The parties agree that Kelly may prepay the promissory note at any time without penalty.

The parties hereto acknowledge that the one hundred sixty shares of stock being purchased by Kelly from Shareholder has been pledged by Shareholder as collateral for the indebtedness of EWC and Three D to CIT Business/Group Credit, Inc. and Washington Mutual Bank, F.A.  If not a violation of the loan agreements between United, EWC, and Three D with CIT Business/Group Credit, Inc. and/or Washington Mutual Bank, F.A., upon the purchase of said shares of stock from Shareholder, Kelly will pledge said shares to Shareholder as collateral for the promissory note described hereinabove.  Any pledge of collateral executed by Kelly to Shareholder shall be subordinate to the current liens of CIT Business/Group Credit, Inc. and Washington Mutual Bank, F.A.

II.

The parties hereto understand and acknowledge that Kelly has presently contracted with Richard C. Skillern (“Skillern”) to purchase all of the shares of stock owned by Skillern in United and with the execution of this Agreement by Shareholder and United, Kelly will have a right to acquire all of the issued and outstanding shares of stock of United not presently owned by Kelly.

Shareholder further acknowledges that United has entered into negotiations with consultants whereby United may complete a reverse merger and become a public corporation in the near future.  Shareholder understands that if United is capable of completing its reverse merger, that its shares of stock presently owned by Shareholder could possibly be valued well in excess of the one million three hundred thousand dollars ($1,300,000.00) being paid by Kelly to Shareholder.

III.

At the closing and as a condition precedent to the consideration of being paid by United to Shareholder, Shareholder shall cause stock certificates duly endorsed in blank or accompanying Stock Powers duly endorsed in blank representing its 160 shares of common stock of United being sold hereunder to be delivered to Kelly, and will execute a release terminating all of its rights pursuant to the Warrant Agreement described herein to acquire additional common stock in United.

IV.

Shareholder further understands and agrees that as an additional condition precedent to closing, that Shareholder shall obtain a resignation of David Pruitt as a member of the Board of Directors of United at the time of closing and submit said resignation to United.

V.

Kelly and United do hereby agree that by the Payment Date that they will use their best efforts to have Shareholder and its parent company, Cap Rock Energy Corporation (“Cap Rock”) released from all liabilities and guaranties issued by either Shareholder and/or Cap Rock to Washington Mutual Bank, F.A. on the three million and five hundred thousand dollar ($3,500,000.00) term note executed by EWC and Three D to Washington Mutual Bank, F.A. effective as of October 1, 2003, which note is to mature on September 30, 2004.

VI.

For and in consideration of the monies paid herein Shareholder does hereby agree at closing to execute a release that fully releases, remises, quit claims and forever discharges United, Kelly, EWC, Three D and their agents, employees, officers, directors, legal counsel and all other persons, firms or corporations in privity with the released parties whatsoever (the “Released Parties”), of and from all claims, demands or causes of action in any way related to losses or damages sustained by Shareholder as a result of the Released Parties actions or omissions to act in relation to their ownership, directorship, management, or operation of United, EWC, Frank’s Fuels, Inc. and/or Three D; said causes of action and claims being past and present, whether known or unknown, which might allegedly be asserted in a law suit against the Released Parties and/or Shareholder, and shall include any and all losses sustained or that could be sustained by Shareholder which include all legal fees and court costs associated with such loss.

Shareholder and United do hereby agree to execute such release of liability in a form satisfactory to both Shareholder and United and their legal counsel.

VII.

For and in consideration of the sale of Shareholder’s ownership interest in United to Kelly, United and its subsidiaries, EWC and Three D, and Kelly do hereby agree to execute at closing a release that fully releases, remises, quit claims and forever discharges Shareholder and its agents, officers, directors, employees, legal counsel and all other persons, firms, or corporations in privity with the released parties whatsoever (the “Released Parties”), of and from any and all claims, demands, and causes of action in any kind and in any way related to losses or damages sustained by United, Kelly, EWC and Three D, as a result of the Released Parties acts or omissions to act in its ownership, directorship, management and operations of United, EWC, Three D and/or Frank’s Fuels, Inc.; said causes of action and claims being past and present, whether known or unknown, which might allegedly be asserted against Released Parties and/or United and/or its subsidiaries and Kelly; said release shall include any and all losses sustained by United and/or its subsidiaries and Kelly which includes all legal fees and court costs associated with such loss.

VIII.

The closing on the sale of stock from Shareholder to Kelly shall take place on or before March 31, 2004 (“Closing Date”) at the law offices of RUSH, KELLY, MORGAN, DENNIS, CORZINE & HANSEN, P.C., 4001 E. 42nd Street, Suite 200, Odessa, Texas 79762 or at such other time and place as may be mutually agreed upon by the parties hereto.  Kelly hereby agrees to allow Shareholder to extend closing until April 30, 2004 if Shareholder notifies Kelly in writing of its desire to extend said closing on or before March 29, 2004.

IX.

This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

X.

This Agreement may be enforced in accordance with the laws of the State of Texas and venue shall lie in Midland, Midland County, Texas.

XI.

This Agreement sets forth the entire Agreement of the parties hereto and it may not be amended or modified without the express written consent of all parties hereto.

EFFECTIVE AS OF March 18, 2004.

SHAREHOLDER:

                                                                                NewCorp Resources Electric Cooperative, Inc.,

By:	/s/ David W. Pruitt

UNITED:
United Fuel & Energy Corporation

By:	/s/ Thomas E. Kelly

SUBSIDIARIES:
EWC:
Eddins-Walcher Company

By:	/s/ Thomas E. Kelly

THREE D:
Three D Oil Co. Of Kilgore, Inc.

By:	/s/ Thomas E. Kelly

KELLY:

/s/ Thomas E. Kelly
Thomas E. Kelly